EXHIBIT 10.4

PERFORMANCE VESTING RESTRICTED STOCK UNIT AGREEMENT
UNDER THE INSULET CORPORATION
THIRD AMENDED AND RESTATED 2007 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:
No. of Restricted Stock Units Granted:
Grant Date:
Pursuant to the Insulet Corporation Third Amended and Restated 2007 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Insulet Corporation (the “Company”) hereby grants an award under Section 8 of the Plan of the target number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.001 per share (the “Stock”) of the Company, subject to the restrictions and conditions set forth herein and in the Plan. The actual number of Restricted Stock Units to be earned by the Grantee may be more or less than the target number. The Award, and the Restricted Stock Units included therein, are governed by this Performance Vesting Restricted Stock Unit Agreement (this “Agreement”) and the Plan, as further described in Section 6 below.
1.Acceptance of Award. The Grantee shall have no rights with respect to this Award unless he or she shall have accepted this Award. Any consideration due to the Company on the issuance of the Award has been deemed to be satisfied by past services rendered by the Grantee to the Company.

2.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Section 3 or Section 4 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

3.Vesting of Restricted Stock Units. The Restricted Stock Units are subject to both performance-based vesting and time-based vesting as described in paragraphs (a) and (b) below, both of which must be satisfied before the Restricted Stock Units will be deemed vested. The number of Restricted Stock Units that may be earned in accordance with this Section 3 may be more or less than the Target Award. In no event will the number of Restricted Stock Units earned hereunder exceed [____]% of the Target Award.

(a)Performance-Based Vesting. The number of Restricted Stock Units earned by the Grantee shall be determined on the date the Administrator makes a determination regarding the achievement of each performance metric set forth in paragraphs (i) and (ii) below (the “Determination Date”), provided that the Grantee is then, and since the Grant Date has continuously been, employed by the Company or its Subsidiaries, and provided further that the achievement of either such performance metric, and the number of units earned by the Grantee based on the achievement of such performance metric, will be determined independently of, and will not affect the number of Restricted Stock Units earned by the Grantee based on the achievement of the other performance metric. The determination of whether each performance metric has been achieved shall be made by the Administrator with reference to the Company’s audited financial statements. The Administrator shall review the Company’s audited financial statements for the three year period ending December 31, [____], promptly after their

EXHIBIT 10.4

completion, but in no event later than December 31, [____], to determine whether the performance metrics set forth in paragraphs (i) and (ii) have been achieved for purposes of this Section 3.

(i)[Metric 1] Metric. The number of Restricted Stock Units earned by the Grantee as a result of the achievement of the performance metric set forth in the table below shall be determined as described in the table below. In no event will the number of Restricted Stock Units earned as a result of the achievement of the performance metric set forth in the table below exceed [____]% of the [Metric 1]-Linked Target Portion (the “Maximum [Metric 1]-Linked Award”). For purposes hereof, “[Metric 1]-Linked Target Portion” means [__________] percent ([___]%) of the Target Award.

[Metric 1] for the Fiscal Years Ending December 31, [____], [____] and [____]*	Number of Restricted Stock Units
Less than $[A]	0
$[A]	[___]% of the [Metric 1]-Linked Target Portion (the “[Metric 1]-Linked Threshold Award”)
$[A+1] - $[B-1]	Percentage determined pursuant to Section 3(a)(iii)(A) below
$[B]	[___]% of the [Metric 1]-Linked Target Portion
$[B+1] - $[C-1]	Percentage determined pursuant to Section 3(a)(iii)(A) below
$[C] or more	[___]% of the [Metric 1]-Linked Target Portion
*Target and result amounts shall be adjusted to exclude the effects of any mergers, acquisitions or divestitures occurring between the date of grant and December 31, [____].
(ii)[Metric 2] Metric. The number of Restricted Stock Units earned by the Grantee as a result of the achievement of the performance metric set forth in the table below shall be determined as described in the table below. In no event will the number of Restricted Stock Units earned as a result of the achievement of the performance metric set forth in the table below exceed [____]% of the [Metric 2]-Linked Target Portion (the “Maximum [Metric 2]-Linked Award”). For purposes hereof, “[Metric 2]-Linked Target Portion” means [__________] percent ([___]%) of the Target Award.

[Metric 2] for the Fiscal Years Ending December 31, [____],[____] and [____]*	Number of Restricted Stock Units
Less than $[X]	0
$[X]	[___]% of the [Metric 2]-Linked Target Portion (the “[Metric 2]-Linked Threshold Award”)
$[X+1] - $[Y-1]	Percentage determined pursuant to Section 3(a)(iii)(B) below
$[Y]	[___]% of the [Metric 2]-Linked Target Portion
$[Y+1] - $[Z-1]	Percentage determined pursuant to Section 3(a)(iii)(B) below
$[Z] or more	[___]% of the [Metric 2]-Linked Target Portion
*Target and result amounts shall be adjusted to exclude the effects of any mergers, acquisitions or divestitures occurring between the date of grant and December 31, [_____].
(iii)Interpolation.

(A)In Relation to [Metric 1] Metric. To the extent that the Company’s [Metric 1] for the fiscal years ending December 31, [____],[____] and [____] (“[Year Range] [Metric 1]”) are more than $[A] but less than $[B], then the number of Restricted

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Stock Units earned by the Grantee pursuant to Section 3(a)(i) above shall equal the sum of (I) the [Metric 1]-Linked Threshold Award, plus (II) that number of Restricted Stock Units equal to the product of (x) the positive difference between the [Metric 1]-Linked Target Portion and the [Metric 1]-Linked Threshold Award, multiplied by (y) a fraction, the numerator of which is the amount by which the [Year Range] [Metric 1] exceeded $[A], and the denominator of which is $[B-A]. To the extent that the [Year Range] [Metric 1] are more than $[B] but less than $[C], then the number of Restricted Stock Units earned by the Grantee pursuant to Section 3(a)(i) above shall equal the sum of (I) the [Metric 1] Target Portion, plus (II) that number of Restricted Stock Units equal to the product of (x) the positive difference between the Maximum [Metric 1]-Linked Award and the [Metric 1]-Linked Target Portion, multiplied by (y) a fraction, the numerator of which is the amount by which the [Year Range] [Metric 1] exceeded $[B], and the denominator of which is $[C-B].

(B)In Relation to [Metric 2] Metric. To the extent that the Company’s [Metric 2] for the fiscal years ending December 31, [____],[____] and [____] (“[Year Range] [Metric 2]”) is more than $[X] but less than $[Y], then the number of Restricted Stock Units earned by the Grantee pursuant to Section 3(a)(ii) above shall equal the sum of (I) the [Metric 2]-Linked Threshold Award, plus (II) that number of Restricted Stock Units equal to the product of (x) the positive difference between the [Metric 2]-Linked Target Portion and the [Metric 2]-Linked Threshold Award, multiplied by (y) a fraction, the numerator of which is the amount by which the [Year Range] [Metric 2] exceeded $[X], and the denominator of which is $[Y-X]. To the extent that the [Year Range] [Metric 2] is more than $[Y] but less than $[Z], then the number of Restricted Stock Units earned by the Grantee pursuant to Section 3(a)(ii) above shall equal the sum of (I) the [Metric 2]-Linked Target Portion, plus (II) that number of Restricted Stock Units equal to the product of (x) the positive difference between the Maximum [Metric 2]-Linked Award and the [Metric 2]-Linked Target Portion, multiplied by (y) a fraction, the numerator of which is the amount by which the [Year Range] [Metric 2] exceeded $[Y], and the denominator of which is $[Z-Y].

(iv)Effect of Failure to Achieve Both Performance Metrics. For the avoidance of doubt, in the event the Administrator determines both that the Company’s [Metric 1] for the fiscal years ending December 31, [____],[____] and [____] is less than $[A] and that the Company’s [Metric 2] for the fiscal years ending December 31, [____],[____] and [____] is less than $[X], no portion of this Award shall be earned by the Grantee and the entire Award shall automatically and without notice terminate, be forfeited and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns or personal representatives will thereafter have any further rights or interests in such forfeited Restricted Stock Units.

(b)Time-Based Vesting. To the extent earned by the Grantee as provided in Section 3(a) above, the Restricted Stock Units shall vest on the later of the Determination Date or the third anniversary of the Grant Date (the “Vesting Date”), provided that the Grantee is then, and since the Grant Date has continuously been, employed by the Company or its Subsidiaries. The Administrator may at any time accelerate the vesting schedule specified in this Section 3(b).

4.Termination of Employment. If the Grantee’s employment by the Company or a Subsidiary (as defined in the Plan) is terminated prior to the vesting or termination of this Award, the following shall occur:

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(a)Termination Due to Death or Disability. If the Grantee’s employment with the Company and/or its Subsidiaries terminates by reason of the Grantee’s death or disability (as determined by the Administrator) on or prior to December 31, [____], 100% of the Target Award shall be deemed earned by the Grantee and shall become fully vested on the date of such termination. If the Grantee’s employment with the Company and/or its Subsidiaries terminates by reason of the Grantee’s death or disability (as determined by the Administrator) after December 31, [____], the number of Restricted Stock Units earned by the Grantee shall be determined as provided in Section 3(a) and the full amount of the Award so earned shall become fully vested and nonforfeitable on the later of the date of such termination or the Determination Date.

(b)Termination for any Reason Other Than Death or Disability. If the Grantee’s employment with the Company and/or its Subsidiaries terminates for any reason other than the Grantee’s death or disability, the entire Award shall automatically and without notice terminate, be forfeited and be and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns or personal representatives will thereafter have any further rights or interests in such forfeited Restricted Stock Units.

(c)Termination in Connection with a Sale Event. Notwithstanding Section 4(b) above, if the Grantee’s employment with the Company and/or its Subsidiaries is terminated by the Company without Cause or by the Grantee for Good Reason, in either case within 24 months after a Sale Event (such event, a “Qualifying Termination”), the Award shall vest as follows: (i) if the Qualifying Termination occurs on or before December 31, [____], 100% of the Target Award shall be deemed earned by the Grantee and shall become fully vested and nonforfeitable as of the date of the Qualifying Termination and (ii) if the Qualifying Termination occurs after December 31, [____], the number of Restricted Stock Units earned by the Grantee shall be determined as provided in Section 3(a) and the full amount of the Award earned shall become fully vested and nonforfeitable as of the later of the date of the Qualifying Termination or the Determination Date.

For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events: (i) conduct by the Grantee constituting a material act of willful misconduct in connection with the performance of Grantee’s duties to the Company or any of its Subsidiaries, including, without limitation, misappropriation of funds or property of the Company or any of its Subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; or (ii) the commission by the Grantee of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Grantee that would reasonably be expected to result in material injury to the Company or any of its Subsidiaries and affiliates if the Grantee were retained in the Grantee’s position; or (iii) willful and deliberate material non-performance by the Grantee of the Grantee’s duties to the Company (other than by reason of the Grantee’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Company; or (iv) a breach by the Grantee of any of the provisions contained in any agreements between the Grantee and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions; or (v) a material violation by the Grantee of the Company’s employment policies which has continued following written notice of such violation from the Company; or (vi) willful failure by the Grantee to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction by the Grantee of, or the willful failure by the Grantee to preserve, documents or other materials known by the Grantee to be relevant to such investigation, or the willful inducement of others by the Grantee to fail to cooperate or to produce documents or other materials in

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connection with such investigation. For purposes of clauses (i), (iii) and (vi) of the foregoing sentence, no act, or failure to act, on the Grantee’s part shall be deemed “willful” unless done, or omitted to be done, by the Grantee without reasonable belief that the Grantee’s act or failure to act, was in the best interest of the Company and its Subsidiaries and affiliates.

For purposes of this Agreement, “Good Reason” shall mean that the Grantee has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following circumstances: (i) a material diminution in the Grantee’s responsibilities, authority or duties; or (ii) a material reduction in the Grantee’s then current base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees; or (iii) the relocation of the Company offices at which the Grantee is principally employed to a location more than 30 miles from such offices. For purposes of clause (i) of the foregoing sentence, a change in a reporting relationship, or a change in a title will not, by itself, be sufficient to constitute a material diminution of responsibilities, authority or duty. For purposes of this Agreement, “Good Reason Process” shall mean: (A) the Grantee reasonably determines in good faith that a circumstance described in clause (i), (ii) or (iii) of the definition of “Good Reason” has occurred; (B) the Grantee notifies the Company in writing of the occurrence of such circumstance within 30 days of the occurrence of such circumstance; (C) the Grantee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy such circumstance; (D) notwithstanding such efforts, such circumstance continues to exist following the Cure Period; and (E) the Grantee terminates the Grantee’s employment with the Company and/or its Subsidiaries within 30 days after the end of the Cure Period. If, during the Cure Period, the Company cures the circumstance that gives rise to the Good Reason Process, Good Reason shall be deemed not to have occurred.
5.Issuance of Shares of Stock. As soon as practicable following the earlier of the Vesting Date or the date the Restricted Stock Units become vested in accordance with Section 4(a) or 4(c) (but in no event later than two and one half months after the end of the year in which the earliest of such dates occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units earned by the Grantee that have vested pursuant to Section 3 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares, including voting and dividend rights, and such shares of Stock shall not be restricted by the provisions hereof.

6.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

7.Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any federal, state and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required minimum tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

8.Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in section 409A of the Code.

EXHIBIT 10.4

9.No Obligation to Continue Employment Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate employment of the Grantee at any time.

10.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

11.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

12.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

13.Clawback. The Grantee agrees and acknowledges that the entire Award, whether or not vested or exercised, is subject to the terms and provisions of the Company’s Policy for Recoupment of Incentive Compensation, to the extent applicable.

INSULET CORPORATION

By:    Patrick J. Sullivan
Title:    Chief Executive Officer

______________________________
Grantee Name
Grantee Acceptance Date